EXHIBIT 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, EVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Second Quarter 2006 Operating Results

Income from Continuing Operations Increases 10% to $1.8 million and $0.17 per diluted share and Net Interest Income Increases 20%

Loans from Continuing Operations Increase 23% to $708 Million at June 30, 2006

from $578 Million at June 30, 2005

COSTA MESA, Calif., July 31, 2006 (BUSINESS WIRE) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the second quarter and six months ended June 30, 2006.

Overview

During the second quarter of 2006, continuing operations, which consist of the Company’s commercial banking business, generated income of $1.8 million, or $0.17 per diluted share; as compared to $1.6 million, or $0.15 per diluted share, in the same quarter of 2005. Discontinued operations, in the second quarter of 2006, which consisted of our securities brokerage business, sustained a loss of $73,000, or $0.01 per diluted share; whereas discontinued operations in the same quarter of 2005, which consisted of our wholesale mortgage lending business, as well as our securities brokerage business, sustained a net loss of $226,000, or $0.02 per diluted share. Net income totaled $1.7 million, or $0.16 per diluted share in the second quarter ended June 30, 2006, as compared to $1.4 million, or $0.13 per diluted share in the same quarter of 2005.

For the six months ended June 30, 2006, income from continuing operations grew by $561,000, or 18%, to $3.6 million, or $0.34 per diluted share, from $3.1 million, or $0.28 per diluted share, in the six months ended 2005. Discontinued operations sustained a loss of $189,000, or $0.02 per diluted share, in the six months ended June 30, 2006, as compared to a loss of $471,000, or $0.04 per diluted share for the same period in 2005. As a result, net income grew by $843,000, or 32%, to $3.4 million, or $0.32 per diluted share, in the six months ended June 30, 2006 from $2.6 million, or $0.24 per diluted share, in the same six months of 2005.

The increases in income from continuing operations in the quarter and six months ended June 30, 2006, were primarily attributable to increases in net interest income of $1.4 million, or 20%, and $3.2 million, or 25%, respectively. The increases in net interest income were due, for the most part, to increases in the interest earned on loans that were attributable primarily to increases in loan volume and, to a lesser extent, increases in the market rates of interest. These increases in net interest income also contributed to improvements in our net interest margin, which grew to 3.38% in the second quarter of 2006, from 3.35% in the same quarter of 2005, and to 3.42% in the six months ended June 30, 2006, from 3.31% for the same period in the prior year.

The increases in net interest income more than offset declines in non-interest income of $10,000, or 3%, in the quarter ended June 30, 2006, and growth-related increases in non-interest expense of $998,000, or 23%, and $2.2 million, or 27%, respectively, in the quarter and the six months ended June 30, 2006. The growth-related increases in non-interest expense were primarily attributable to an expansion of our team of loan officers and to the opening in the second quarter of 2005, of our full-service Inland Empire Financial Center, in Ontario California, which is our eighth full service banking and financial center and our first in the Inland Empire. As a result of the increases in non-interest expense, our efficiency ratio

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July 31, 2006

was 61% in the second quarter and six months ended June 30, 2006 as compared to approximately 59% in the respective corresponding three and six month periods of 2005.

“We continue to restructure the balance sheet by converting our investment portfolio into higher yielding commercial business loans in Southern California”, said Raymond E. Dellerba, President and CEO. Dellerba added, “These commercial loans often create banking relationships that have core deposits associated with them, which are expected to lower our funding costs by shifting funding from the higher cost of funds, such as time certificates of deposits, to core checking accounts. However, we recognize that there is a time lag between the funding of a loan and relationship account activation which bring in these core deposits.

Results of Continuing Operations

Net Interest Income. Net interest income, a primary determinant of bank profitability, increased in the second quarter of 2006 by $1.4 million, or 20%, to $8.3 million from $6.9 million in the second quarter of the prior year. In the six months ended June 30, 2006, net interest income increased by $3.2 million, or 24.6%, to $16.4 million from $13.2 million in the same six months of 2005. These increases in net interest income and the resulting improvements in our net interest margin during the quarter and six months ended June 30, 2006, were due for the most part to increases in interest earned on loans that were primarily attributable to (i) an increase in loan volume of $130 million, or 23%, to $708 million at June 30, 2006, from $578 million at June 30, 2005, and, (ii) to a lesser extent, increases in prevailing market rates of interest to which the interest rates on our loans are tied. The increases in interest income, which totaled $5.0 million or 46%, and $9.8 million or 48%, respectively, in the quarter and six months ended June 30, 2006, more than offset increases in interest expense of $3.6 million, or 93%, and $6.6 million or 91%, respectively. Those increases in interest expense were primarily attributable to increases in the volume of interest-bearing deposits, increases in interest rates paid on deposits in response to increases in market rates of interest, and additional borrowing from FHLB to support the increase in loans and other interest-earning assets in both the quarter and six months ended June 30, 2006.

“We continue to execute our strategy of increasing interest income by reducing our investment portfolio and lower yielding mortgage loans, through amortization, and replacing these investments with commercial loans,” said Nancy Gray, CFO. “We did not purchase or sell any securities during the first half of 2006,” added Ms. Gray.

Non-interest Income. Non-interest income declined by $10,000, or 3%, to $327,000 in the second quarter of 2006, from $337,000 for the same period in 2005, despite a $31,000 increase in service charges on deposit accounts, which was more than offset by a decrease in miscellaneous items of non-interest income. In the six months ended June 30, 2006, non-interest income increased by $24,000, or 4%, to $605,000 from $581,000 in 2005, due primarily to an increase of $30,000, or 9%, in service charges collected on deposit accounts.

Non-interest Expense. Due primarily to the growth of our banking operations, non-interest expense increased in both the quarter and six months ended 2006. In the quarter ended June 30, 2006, non-interest expense increased by $998,000, or 23%, to $5.3 million from $4.3 million in the same quarter of 2005. In the six months ended June 30, 2006, non-interest expense increased by $2.2 million, or 27%, to $10.4 million, from $8.2 million in the same six months of 2005. The increases in non-interest expense were primarily attributable to the June 2005 opening of our new Inland Empire Financial Center in Ontario, along with the addition of commercial loan officers in our Southern California Financial Centers in the second half of 2005. As a result, our efficiency ratio (operating expenses as a percentage of total revenues from continuing operations) in the quarter and six months ended June 30, 2006 was approximately 61%, as compared to approximately 59% in the same respective periods of 2005.

Discontinued Operations. Our discontinued operations in 2006 consisted of our securities brokerage business; whereas, in 2005 they consisted primarily of the wholesale mortgage lending business and, to a lesser extent, our securities brokerage business. As previously announced, in the second quarter of 2006, we sold our securities brokerage subsidiary; while in the second quarter of 2005 we decided to exit the wholesale mortgage lending business. The declines in the loss from discontinued operations in the quarter ended June 30, 2006 to $73,000, from $226,000 in the same quarter of 2005, and to $189,000 in the six months ended June 30, 2006, from $417,000 in the same six months of 2005, were attributable to the fact that we were able to complete our exit from the wholesale mortgage business by the end of 2005, leaving only the securities brokerage business to be disposed of in 2006.

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July 31, 2006

Balance Sheet Growth and Asset Quality

Loans and Assets. Loans from continuing operations (net of the allowance for loan losses) increased by $130 million, or 23%, to $708 million at June 30, 2006, from $578 million at June 30, 2005. This increase in core loans, which excludes loans held for sale, contributed to a 10% increase in total assets to $1.0 billion at June 30, 2006, from $923 million at June 30, 2005.

Deposits also increased, growing by $57 million, or 10%, to $642 million at June 30, 2006, from $585 million at June 30, 2005. Contributing to that increase was a $73 million, or 35%, increase in time deposits, to $281 million at June 30, 2006, from $208 million at June 30, 2005, primarily, as a result of a marketing campaign that we began in the fourth quarter of 2005. Non-interest bearing deposits declined by $6 million, or 3%, to $210 million at June 30, 2006, from $217 million at June 30, 2005. Savings and money market deposits declined by $9 million, or 6%, to $128 million at June 30, 2006, from $137 million at June 30, 2005. At June 30, 2006, non-interest bearing deposits and time deposits represented 33% and 44%, respectively, of total deposits, as compared to 37% and 36%, respectively, of total deposits at June 30, 2005. We believe that the decline in non-interest bearing, savings and money market deposits were related to the business cycles of several industries, which include real estate and financial services firms.

Non-Performing Loans and Allowance for Loan Losses. Loans classified as non-performing, 90 days past due, or impaired, totaled $587,000, or 0.08% of total loans outstanding, at June 30, 2006, as compared to $979,000, or 0.17% of total loans outstanding, at June 30, 2005. We had no restructured loans at June 30, 2006, or 2005. At June 30, 2006, the allowance for loan losses totaled $5.6 million, or 0.78% of core loans outstanding, as compared to $4.4 million and 0.75%, respectively, at June 30, 2005. We increased the dollar amount of the allowance for loan losses by making provisions for loan losses in the quarter and six months ended June 30, 2006, of $335,000 and $560,000, respectively, primarily in response to the increases in loan volume from continuing operations.

Commercial Banking

“Pacific Mercantile Bank’s professional lending team continues to build banking relationships that concentrate on the financial needs of our customers and we are very proud of the efforts of all our employees who have contributed to the growth and success of our fine institution,” said Raymond E. Dellerba, President and CEO. “Our loan growth of 23% over the same period in 2005, increasing our loan portfolio to $708 million, indicates the success of the expansion of our team of experienced commercial loan and banking officers during the fourth quarter of 2005,” stated Mr. Dellerba. Mr. Dellerba went on to say, “In addition, we continue to expand our business banking relationships in Southern California with a successful direct mail campaign.”

Internet Banking

We continue to focus on expanding the functionality of our Internet banking system and the updating of the website to provide our customers convenient and cost-efficient “high-tech” banking services, combined with strong, professional assistance. Our Internet Bank offers a convenient delivery channel for our banking products through our website at www.pmbank.com.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999.

The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates four Orange County financial centers located, respectively, in the cities of Newport Beach, Costa Mesa, La Habra and San Juan Capistrano, our newly relocated South County financial center, which just celebrated its grand opening on September 19th. In addition we have two Los Angeles County financial centers located, respectively, in the cities of Beverly Hills and Long Beach; one San Diego County financial center in La Jolla; and one financial center serving Inland Empire, off the Interstate 10, in Ontario, California, which opened in June 2006. In addition to the Bank’s

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July 31, 2006

physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations or beliefs about our future financial performance and trends in our business or markets, which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected future financial performance as set forth in the forward-looking statements contained in this news release. These risks and uncertainties relate to such matters as, but are not limited to the following:

•	Possible increases in competition from other financial institutions, which could prevent us from increasing our loan volume or require us to reduce the interest rates we are able to charge on the loans we make or to increase the interest rates we must offer in order to attract or retain deposits, any of which could cause our net interest income and our earnings to decline.

•	Adverse changes in local or national economic conditions, which could lead to a decline in loan volume or an increase in loan delinquencies that would result in declines in our net interest income and in our net income.

•	Adverse changes in Federal Reserve Board monetary policies, which could result in reductions in net interest margins or in loan demand, and, therefore, could adversely affect our operating results.

•	The risk of a significant decline in real property values in Southern California, which could result in deterioration in the performance of not only our real estate loan portfolio, but also our commercial loan portfolio, because a substantial portion of our commercial loans are secured by real property.

•	The possible adverse impact on our operating results if we are unable to manage our growth or achieve profitability at new financial center locations, or if we are unable to successfully enter new markets or introduce new financial products or services that will gain market acceptance.

•	The risk that natural disasters, such as earthquakes or fires, which are not uncommon in Southern California could adversely affect our operating results.

•	Our dependence on certain key officers for our future success, the loss of any of which could adversely affect our operating results.

•	Increased government regulation which could increase the costs of our operations or make us less competitive.

•	The risk that our decision to concentrate our capital and other resources on our commercial banking business by, among other things, exiting the wholesale mortgage banking business, will not turn out to be successful, in terms of the objectives underlying that decision, including growing our commercial banking business and increasing the efficiency and profitability of our operations.

Certain of these, as well as other, risk factors and uncertainties are discussed in greater detail in the Company’s Annual Report on Form 10-K for its year ended December 31, 2005, filed with the Securities and Exchange Commission.

Readers of this news release are urged to read the discussion of those risks and uncertainties that are contained in that Annual Report and are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of the date of this news release. The Company also disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

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July 31, 2006

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Three Months Ended June 30,		Percent Change	Six Months Ended June 30,		Percent Change
	2006	2005		2006	2005
Total interest income	$15,683	$10,712	46.4%	$30,278	$20,451	48.1%
Total interest expense	7,419	3,842	93.1%	13,855	7,268	90.6%

Net interest income	8,264	6,870	20.3%	16,423	13,183	24.6%
Provision for loan losses	335	230	45.7%	560	350	60.0%

Net interest income after provision for loan losses	7,929	6,640	19.4%	15,863	12,833	23.6%
Non-interest income
Service charges & fees	205	174	17.8%	368	338	8.9%
Other non-interest income	122	163	(25.2)%	237	243	(2.5)%

Total non-interest income	327	337	(3.0)%	605	581	4.1%
Non-interest expense
Salaries & employee benefits	2,819	2,177	29.5%	5,742	4,277	34.3%
Occupancy and equipment	976	1,036	(5.8)%	1,939	1,901	2.0%
Other non-interest expense	1,466	1,050	39.6%	2,676	2,009	33.2%

Total non-interest expense	5,261	4,263	23.4%	10,357	8,187	26.5%

Income before income taxes	2,995	2,714	10.4%	6,111	5,227	16.9%
Income tax expense	1,235	1,112	11.1%	2,475	2,152	15.0%

Income from continuing operations, net of taxes	1,760	1,602	9.9%	3,636	3,075	18.2%
Loss from discontinued operations, net of taxes	(73)	(226)	67.7%	(189)	(471)	59.9%

Net Income	$1,687	$1,376	22.6%	$3,447	$2,604	32.4%

Net income (loss) per basic share:
Income from continuing operations	$0.18	$0.16		$0.36	$0.31
Loss from discontinued operations	$(0.01)	$(0.02)		$(0.02)	$(0.05)

Net Income	$0.17	$0.14		$0.34	$0.26

Net income (loss) per diluted share:
Income from continuing operations	$0.17	$0.15		$0.34	$0.28
Loss from discontinued operations	$(0.01)	$(0.02)		$(0.02)	$(0.04)

Net Income	$0.16	$0.13		$0.32	$0.24

Weighted average shares outstanding (in thousands)
Basic	10,248	10,163		10,227	10,136
Diluted	10,757	10,529		10,751	10,549
Ratios from continuing operations(1)
ROA	0.72%	0.72%		0.73%	0.71%
ROE	8.91%	8.36%		9.07%	8.14%
Efficiency ratio	61.24%	59.15%		60.82%	59.48%
Net interest margin (1)	3.38%	3.35%		3.42%	3.31%

(1)	Ratios and net interest margin for the three and six month periods ended June 30, 2006 and 2005 have been annualized.

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July 31, 2006

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	June 30,		Percent Increase/(Decrease)
	2006	2005
ASSETS
Cash and due from banks	$18,420	$45,963	(59.9)%
Fed funds sold	12,400	8,700	42.5%
Interest bearing deposits	299	560	(46.6)%
Investments	250,449	246,743	1.5%
Loans (net of allowance of $5,596 and $4,350, respectively)	708,359	578,050	22.5%
Loans held for sale	—	27,771	(100.0)%
Investment in unconsolidated trust subsidiaries	837	837	0.0%
Other assets	19,829	13,921	42.4%

Total Assets	$1,010,593	$922,545	9.5%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$210,426	$216,668	(2.9)%
Interest bearing deposits
Interest checking	21,997	23,290	(5.6)%
Savings/money market	128,294	136,831	(6.2)%
Certificates of deposit	281,215	207,963	35.2%

Total interest bearing deposits	431,506	368,084	17.2%

Total deposits	641,932	584,752	9.8%
Other borrowings	253,672	226,262	12.1%
Other liabilities	6,243	6,082	2.6%
Junior subordinated debentures	27,837	27,837	0.0%

Total liabilities	929,684	844,933	10.0%
Shareholders’ equity	80,909	77,612	4.2%

Total Liabilities and Shareholders’ Equity	$1,010,593	$922,545	9.5%

Tangible book value per share(1)	$8.43	$7.78	8.4%

Shares outstanding	10,289,964	10,165,589

(1)	Excludes accumulated other comprehensive income/loss included in shareholders’ equity.

Average Balances (dollars in thousands)	Six Months Ended June 30,
	2006	2005
Average gross loans (*)	$690,805	$529,572
Average loans held for sale	$—	$35,911
Average earning assets	$968,174	$834,903
Average assets	$999,377	$875,683
Average equity	$80,864	$76,151
Average interest bearing deposits	$423,091	$364,401

(*)	Excludes loans held for sale and allowance for loan loss (ALL).

Credit Quality Data (dollars in thousands)	At June 30,
	2006	2005
Total non-performing assets	$587	$979
Net charge-offs year-to-date	$90	$33
Allowance for loan losses	$5,596	$4,350
Allowance for loan losses /gross loans (excl. loans held for sale)	0.78%	0.75%
Allowance for loan losses /total assets	0.55%	0.47%

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